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                                                                   Exhibit 10.15


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made as of April 1, 2001, by and between iStar Financial Inc., a Maryland corporation (the "Company"), and Spencer Haber (the "Executive").


                          W I T N E S S E T H  T H A T:

         WHEREAS, the Company wishes to provide for the employment by the Company of Executive, and Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, it is hereby agreed as follows:

         1. EMPLOYMENT PERIOD. The Company shall continue to employ Executive, and Executive shall continue to serve the Company, on the terms and conditions set forth in this Agreement. The term of Executive's employment under this Agreement shall be deemed to have commenced on April 1, 2001 (the "Effective Date") and, unless earlier terminated in accordance with Section 4 hereof, shall continue through April 1, 2004; provided that Executive may elect on or before March 29, 2004 to extend this Agreement for one additional year if the "Determination Date" (as defined in the restricted stock agreement attached hereto as Exhibit A (the "Restricted Stock Agreement")) has not occurred by March 29, 2004 (such period of employment being referred to hereunder as the "Employment Period").

         2. POSITION AND DUTIES.

         (a) During the Employment Period, Executive shall serve as President and Chief Financial Officer ("CFO") and, subject to Executive's election to the Board of Directors of the Company (the "Board") by the Company's shareholders, a member of the Board. Executive shall have such duties and responsibilities as are customarily assigned to the president and chief financial officer of a company of the size and nature of the Company, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board and the Chief Executive Officer of the Company ("CEO"); provided that any CEO or the Board may assign all or a portion of Executive's duties related to the CFO function to other personnel from time to time, provided that any such personnel will report to Executive. The Company shall use all reasonable efforts to maintain Executive as a member of the Board throughout the Employment Period. Executive agrees that upon the termination of his employment hereunder for any reason his membership on the Board shall immediately and automatically terminate, and Executive shall execute such documents as may be reasonably necessary in order to accomplish such termination from the Board.

         (b) In his capacity as President and CFO, Executive shall report directly to the CEO.


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         (c) During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote substantially all of his business time and attention to the business and affairs of the Company and perform, faithfully and diligently, his duties and responsibilities hereunder. It shall not be considered a violation of the foregoing for Executive to: (i) serve on the board of directors, or board committees, of Capital Thinking, Inc. and Juice Software, Inc. (ii) serve on other corporate, industry, civic, social or charitable boards or committees or engage in charitable activities and community affairs provided that the CEO approves Executive's service on such corporate or industry boards or committees which consent shall not be unreasonably withheld; or (iii) manage his own personal investments and affairs; provided that the foregoing activities do not materially interfere with the performance of Executive's responsibilities hereunder. To the extent that Executive receives remuneration for his service on a board on which his membership is not related to an investment made by the Company, he may retain such remuneration. Executive shall remit all other board membership remuneration to the Company.

         3. COMPENSATION.

         (a) RESTRICTED STOCK. On the effective date of this Agreement, Executive shall receive a restricted stock grant of 500,000 shares of Company common stock (the "Restricted Stock Grant"). The Restricted Stock Grant will be granted in accordance with, and subject to, the terms of the Restricted Stock Agreement. The terms of the Restricted Stock Agreement are hereby incorporated by reference into this Agreement.

         (b) FRINGE BENEFITS.

            (i) REIMBURSEMENT OF EXPENSES AND ADMINISTRATIVE SUPPORT. The Company shall pay or reimburse Executive, upon the presentation of appropriate documentation of such expenses, for all reasonable travel and other expenses incurred by Executive in the ordinary course of performing his obligations under this Agreement. The Company further agrees to furnish Executive with office space, administrative support and other assistance and accommodations as shall be reasonably required by Executive in the performance of his duties hereunder.

            (ii) PARTICIPATION IN BENEFIT PLANS. Executive shall be entitled to participate, during the Employment Period, in the Company's benefit plans, programs and arrangements, including but not limited to qualified and non-qualified pensions and retirement plans, supplemental pension and retirement plans, group hospitalization, health, medical, vision, dental care, death benefit, disability, post-retirement welfare plans, and other present and future employee benefit plans, programs and arrangements of the Company for which key executives are or shall become eligible (collectively, the "Benefit Plans"), on no less favorable terms than other key executives of the Company other than the CEO. This will confirm that Executive's service with the Company, for purposes of determining his entitlements and benefits under the Benefit Plans, commenced on June 15, 1998. The foregoing shall not be construed as a guaranty of, or as an obligation on the part of the Company to provide, any future awards


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including, but not limited to, stock options, restricted stock or other performance awards under any Company incentive plans from time to time in effect for its executives and other employees.

            (iii) VACATION. During the Employment Period, Executive shall be entitled to four weeks paid vacation per annum. Executive shall not be entitled to any cash payment in respect of any unused vacation time.

         (c) OTHER COMPENSATION. Executive shall not be entitled to any base salary or bonus during the Employment Period.

      4. TERMINATION OF EMPLOYMENT.

         (a) DEATH OR DISABILITY. Executive's employment hereunder shall terminate automatically upon Executive's death. The Company shall be entitled to terminate Executive's employment hereunder because of Executive's "Disability." For this purpose, "Disability" means that Executive has been unable, for a period of not less than (x) 120 consecutive days, or (y) 180 days within any 12 month period, to perform Executive's duties under this Agreement, as a result of physical or mental illness, injury or impairment. A termination of Executive's employment by the Company due to Disability shall be communicated to Executive by written notice, and shall be effective on the 30th day after receipt of such notice by Executive (the "Disability Effective Date"), unless Executive returns to full-time performance of his duties hereunder before the Disability Effective Date.

         (b) BY THE COMPANY.

            (i) The Company may terminate Executive's employment hereunder for Cause or without Cause. "Cause" means (w) the conviction of Executive (including a guilty plea) for the commission of any felony, (x) Executive commits a fraud on the Company which results in material damage to the Company, or (y) willful and complete abandonment by Executive of his duties hereunder.

            (ii) A termination of Executive's employment hereunder for Cause or without Cause may only be effected in accordance with the following procedures. The Company shall give Executive written notice of its intention to terminate Executive's employment for Cause or without Cause, and, if for Cause, setting forth in reasonable detail the specific circumstances that it considers constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Members Meeting ("Notice of Termination"). "Special Members Meeting" means a meeting of the Board, called and held specifically for the purpose of considering Executive's termination, that takes place not less than ten, and not more than twenty, business days after Executive receives the Notice of Termination. Executive shall be given an opportunity, together with his counsel, to be heard at the Special Members Meeting if the termination is for Cause. Executive's termination shall be effective when and if a resolution is duly adopted at the Special Members Meeting terminating his employment with the affirmative vote of 75% or more


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of the members of the Board excluding Executive, subject to, if applicable,
DE NOVO review of the question whether Cause existed through arbitration in accordance with Section 11.

            (iii) A termination of Executive's employment hereunder by the Company without Cause in accordance with subparagraph (ii) above shall not constitute a breach of this Agreement.

         (c) BY EXECUTIVE.

            (i) Executive may terminate his employment hereunder for Good Reason or without Good Reason. "Good Reason" means any of the following that is not cured within 30 calendar days following written notice thereof from Executive to the Company in accordance with Section 4(c)(ii) hereof:

                  (A) failure by the Company to maintain Executive as President and CFO of the Company with such duties as are described in Section 2(a) (subject to the allowable delegation of Executive's duties as described in Section 2(a)) or failure of the Executive to be elected or reelected as a member of the Board (other than in respect of Executive's voluntary resignation from, or failure to stand for reelection to, the Board);

                  (B) the assignment to Executive of any duties or responsibilities inconsistent in any respect with those customarily associated with the positions to be held by Executive pursuant to this Agreement or any diminution in Executive's position, authority, duties or responsibilities in a manner inconsistent with the terms and provisions of this Agreement (subject to the allowable delegation of Executive's duties as described in Section 2(a));

                  (C) any requirement that Executive's services hereunder be rendered primarily at a location or locations other than Executive offices of the Company in the borough of Manhattan in New York City; provided, however, that Executive offices may be relocated within the borough of Manhattan in New York City;

                  (D) any purported termination of Executive's employment hereunder by the Company for a reason or in a manner not expressly permitted by this Agreement;

                  (E) the failure of any successor to all or substantially all of the assets or business of the Company to promptly assume in writing all of the obligations of the Company under this Agreement; or

                  (F) any other material breach of this Agreement by the Company.

            (ii) A termination of employment by Executive for Good Reason shall be effectuated by his giving the Company a written notice of the


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termination, setting forth in reasonable detail the circumstances that constitute Good Reason and the specific provision or provisions of this Agreement on which Executive relies ("Notice of Termination for Good Reason"). The termination shall be effective on the fifth business day following the date as of which any applicable cure period for the Company, if any, shall have expired without full cure having occurred.

         (d) NO WAIVER. The failure to set forth any fact or circumstance in a Notice of Termination for Cause or a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under, or in connection with, this Agreement.

         (e) DATE OF TERMINATION. The "Date of Termination" means the date of Executive's death, the Disability Effective Date, the date of the termination of Executive's employment by the Company for Cause or without Cause or by Executive without Good Reason or with Good Reason is effective, or the date Executive's employment hereunder terminates pursuant to the provisions of Section 1.

         (f) NOTICE OF TERMINATION. Executive agrees that he will provide a thirty (30) day advance written notice of termination of employment to the Board if Executive is terminating employment without Good Reason.

      5. OBLIGATIONS OF THE COMPANY AND EXECUTIVE UPON TERMINATION OF EXECUTIVE.

         (a) RESTRICTED STOCK GRANT AND OTHER COMPENSATION. If Executive's employment hereunder is terminated, all of Executive's rights and obligations with respect to the Restricted Stock Grant and other compensation not covered by this Agreement shall be governed by the terms of Restricted Stock Agreement and any other agreements relating to such other compensation.

         (b) WITHOUT CAUSE BY THE COMPANY OR FOR GOOD REASON BY EXECUTIVE. If Executive's employment hereunder is terminated by Executive with Good Reason, or by the Company without Cause or due to Disability, Executive shall receive:

            (i) Company-paid, continued medical insurance coverage, as then provided generally to employees of the Company and their eligible dependents, for Executive and his eligible dependents for a period of one year following the Date of Termination; which coverage shall be included as part of any required COBRA coverage; PROVIDED, HOWEVER, that the COBRA coverage shall terminate with respect to Executive and his eligible dependents as of the earliest date allowed by law; and

            (ii) Additional rights and benefits of Executive under the benefit plans and programs of the Company and its affiliates shall be determined in accordance with the provisions of such plans and programs, if any.



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         (c) OTHER TERMINATION. Except as otherwise provided in this Agreement, if Executive's employment hereunder is terminated for any reason other than by Executive with Good Reason, or by the Company without Cause or due to Disability, the Executive shall receive only such rights and benefits to which he may be entitled in accordance with the provisions of the benefit plans and programs of the Company and its affiliates applicable to Executive, if any.

         (d) RELEASE. The Company's obligation to make any payment or provide any benefit pursuant to Section 5(b) shall be contingent on Executive delivering to the Company, within thirty (30) business days after the Date of Termination, the release attached hereto as Exhibit B.

         (e) OTHER OBLIGATIONS. The respective obligations of the Company and Executive under Sections 5 through 15 shall survive any termination of Executive's employment.

      6. CHANGE OF CONTROL.

         (a) CHANGE OF CONTROL. For the purpose of this Agreement, a "Change of Control" shall be deemed to have taken place if:

            (i) individuals who, as of June 1, 2001, are members of the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the members of the Board, PROVIDED that (x) any individual becoming a member of the Board subsequent to June 1, 2001 whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without prior written objection to such nomination) shall be deemed to be an Incumbent Director; (y) no individual initially elected or nominated as a member of the Board as a result of an actual or threatened election contest with respect to members of the Board or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director, EXCEPT that this clause (y) shall not apply (i) to any individual who has been designated by any of the Starwood Entities to succeed to any of the four Board seats occupied as of June 1, 2001 by Mssrs. Dishner, Grose, Kleeman and Sternlicht or (ii) to any other individual who is proposed or nominated by any of Starwood Capital Group, L.L.C., Starwood Capital Group, L.P., their affiliates, and related parties (collectively, "Starwood Entities") , and approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without prior written objection to such nomination), if after such individual's election or appointment, a majority of all members of the Board are clearly and demonstrably independent of, and not affiliated with, any of the Starwood Entities; and (z) any individual who becomes a director in accordance with clause (y)(i) or (y)(ii) shall be deemed to be an Incumbent Director;



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            (ii) any "Person" (as such term is used as of the Effective Date in
Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") but excluding any individual or entity to the extent provided pursuant to clauses
(A) through (C) of this Section 6(a)(ii)) is or becomes a "Beneficial Owner" (as defined as of the Effective Date in Rule 13d-3 promulgated under the Exchange
Act), directly or indirectly, of 50% or more of the Company's "Voting Securities" (measured either by value or by voting power); PROVIDED that, for purposes of this Agreement, "Voting Securities" shall mean outstanding securities eligible (after giving effect to Section 160(c) of the General Corporation Law of Delaware and any similar or successor provision governing "treasury shares") to vote for the election of members of the board of directors, or corresponding governing person or body, of the issuer of such securities; and PROVIDED, FURTHER, that the following individuals and entities shall be excluded pursuant to the first parenthetical of this Section 6(a)(ii):

                  (A) any employee benefit plan (or related trust) sponsored or maintained by the Company or by any entity of which the Company is the Beneficial Owner of more than fifty percent (50%) of the Voting Securities (measured both by value and by voting power) (a "Subsidiary");

                  (B) any Starwood Entity; and

                  (C) any individual or entity, other than a Starwood Entity, that becomes the Beneficial Owner, directly or indirectly, of Voting Securities of the Company by acquisition from a Starwood Entity, but only with respect to Voting Securities that are acquired directly from a Starwood Entity, and only for so long as a majority of the members of the Board are clearly and demonstrably independent of, and not affiliated with, any Person that includes any such individual or entity.

            (iii) (x) the Company combines with another entity and is the surviving entity, or (y) all or substantially all of the business or assets of the Company is disposed of pursuant to a sale, merger, consolidation or other transaction or series of transactions, UNLESS the holders of Voting Securities of the Company immediately prior to such combination, sale, merger, consolidation or other transaction or series of transactions (each a "Triggering Event") immediately after such Triggering Event own, directly or indirectly, by reason of their ownership of Voting Securities of the Company immediately prior to such Triggering Event, more than fifty percent (50%) of the Voting Securities (measured both by value and by voting power) of: (q) in the case of a combination in which the Company is the surviving entity, the surviving entity and (r) in any other case, the entity (if any) that succeeds to substantially all of the business and assets of the Company;

            (iv) the holders of Voting Securities of the Company approve a plan of complete liquidation or dissolution of the Company;

            (v) neither Common Stock of the Company, nor securities into which Common Stock of the Company may by existing contractual right be converted without payment of consideration, or for which Common Stock of the


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Company may by existing contractual right be exchanged without payment of consideration, are listed for trading on a national securities exchange or national market system in the United States; or

            (vi) any other transaction or event occurs that is, or has been, designated by the Board as a Change of Control.


         (b) ADDITIONAL PAYMENTS BY THE COMPANY.

            (i) If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (ii) Subject to the provisions of Section 6(b)(ii) hereof, all determinations required to be made under this Section 6(b), including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the "Accounting Firm") selected by the mutual consent of Executive and the Company; provided that if Executive and the Company cannot agree on the identity of the Accounting Firm, then the Accounting Firm shall be PriceWaterhouseCoopers unless that firm is unwilling or unable to provide such services, in which case the Accounting Firm may be selected by the Company. The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after the date of the Change of Control or the date of Executive's termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive no later than five calendar days prior to the due date for Executive's income tax return on which the Excise Tax is included. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial


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authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 6(b)(vi) hereof and Executive thereafter is required to make a payment of any Excise Tax, Executive shall so notify the Company, which will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

            (iii) The Company and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 6(b)(ii) hereof.

            (iv) The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within five business days pay to the Company the amount of such reduction.

            (v) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 6(b)(ii) and (iv) hereof will be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

            (vi) Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by


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the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than ten (10) business days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the earlier of (x) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (y) the date that any payment of amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

                  (A) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

                  (B) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                  (C) cooperate with the Company in good faith in order effectively to contest such claim; and

                  (D) permit the Company to participate in any proceedings relating to such claim; PROVIDED, HOWEVER, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 6(b)(vi), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 6(b)(vi) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and PROVIDED FURTHER, HOWEVER, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the


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Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (vii) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(b)(vi) hereof, Executive receives any refund with respect to such claim, Executive will (subject to the Company's complying with the requirements of Section 6(b)(vi) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(b)(vi) hereof, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 6(b). If, after the receipt by Executive of a Gross-Up Payment but before the payment by Executive of the Excise Tax, it is determined by the Accounting Firm that the Excise Tax payable by Executive is less than the amount originally computed by the Accounting Firm and consequently that the amount of the Gross-Up Payment is larger than that required by this Section 6(b), Executive shall promptly refund to the Company the amount by which the Gross-Up Payment initially made to Executive exceeds the Gross-Up Payment required under this Section 6(b).

         7. WITHHOLDING. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable law or regulation.

         8. CONFIDENTIAL INFORMATION. Executive shall hold all secret or confidential information, knowledge or data relating to the Company or any of its affiliates and their respective businesses that Executive obtains during his employment hereunder and that is not public knowledge (other than as a result of Executive's violation of this Section 8) ("Confidential Information") in strict confidence. Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after Executive's employment with the Company, except (i) in the course of performing his duties for the Company, (ii) in confidence to any attorney, accountant or other professional for the purpose of securing professional advice, (iii) with the prior written consent of the Company or (iv) as otherwise required by law, regulation or legal process. If Executive is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any Confidential Information, Executive shall provide the Company, as promptly as the circumstances reasonably permit, with notice of such request or requirement and, unless a protective order or other appropriate relief is previously obtained, the Confidential Information subject to such request may be disclosed pursuant to and in accordance with the terms of such request or requirement, provided that


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Executive shall use his best reasonable efforts, at the Company's request and expense, to limit any such disclosure to the precise terms of such request or requirement.

         9. NON-COMPETITION. Executive acknowledges that the services to be rendered by him to the Company (which, as used in this Section 9, shall be deemed to include the Company and each of its subsidiaries) are of a special and unique character. In consideration of his employment hereunder, Executive agrees, for the benefit of the Company, that he will not (other than in connection with performing his duties for the Company, or its affiliates):

            (a) during the Initial Employment Period and the Additional Employment Period, if applicable, and, if Executive's employment hereunder is terminated for any reason other than a termination by the Company without Cause, for twelve months thereafter, engage, directly or indirectly, whether as principal, agent, representative, consultant, employee, partner, stockholder, limited partner or other investor (other than an investment of not more than (x) five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded or (y) five percent (5%) of the ownership interest of any limited partnership or other entity) or otherwise, within the United States of America, in any business that competes directly and materially with the Company (a "Competitive Business"); or

            (b) during the Initial Employment Period and the Additional Employment Period, if applicable, and, if Executive's employment hereunder is terminated by the Company without Cause for twelve months thereafter, engage directly or indirectly, whether as principal, employee, partner stockholder, limited partner or other investor (other than an investment of not more than (x) five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded or (y) five percent (5%) of the ownership interest of any limited partnership or other entity) or otherwise, within the United States of America acting as a principal in the mezzanine and subordinated lending or credit tenant leasing businesses; or

            (c) during the Initial Employment Period and the Additional Employment Period, if applicable, and for twelve months thereafter: (i) solicit or entice, or attempt to solicit or entice, away from the Company any individual who is known by Executive to then be an officer or employee of the Company either for his own account or for any individual, firm or corporation, whether or not such individual would commit a breach of a contract of employment by reason of leaving the service of the Company, or (ii) employ, directly or indirectly, any person who is known by Executive to have been, during the twelve months prior to employment by Executive, an officer, employee or sales representative of the Company.

None of the following shall be considered a Competitive Business:

                  (i) Originating first mortgage commercial loans on behalf of third party clients for purposes of securitization of such loans with no intention to retain junior securities;

                  (ii) Acting as an advisor or agent, but not a principal, in merger and acquisition transactions in the real estate industry;

                  (iii) Any business that does not compete in a product line constituting more than 10% of the assets of the Company based on its most recent balance sheet as of Executive's termination of employment.

Further, Executive shall not be restricted from engaging in a non-competing business even if another division, subsidiary or affiliate of that enterprise does compete with the Company so long as he does not perform any services for such division, subsidiary or affiliate.

Should Executive be terminated by the Company without Cause, the Executive understands that the provisions of this Section 9 may limit Executive's ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to Executive, and (v) the consideration provided hereunder is sufficient to compensate Executive for the restrictions contained in such provisions. In consideration thereof and in light of Executive's education, skills and abilities, Executive agrees that Executive will not assert in any forum that such provisions prevent Executive from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

         10. INDEMNIFICATION.

            (a) The Company shall promptly indemnify and hold harmless Executive, to the fullest extent permitted by Maryland law, against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees reasonably incurred, reasonable costs of investigation, judgments, fines, penalties, ERISA excise taxes, interest and amounts paid, or to be paid, in settlement) incurred by Executive in connection with any Proceeding or Claim.

            (b) The Company shall advance to Executive all costs and expenses (including, without limitation, attorneys' fees) reasonably incurred by him in connection with a Proceeding or Claim within 20 days after receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and a statement evidencing Executive's agreement to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. Upon a request under this subsection (b), Executive shall be deemed to have met any standard of conduct required for indemnification of such costs and expenses unless the contrary shall be established by a court of competent jurisdiction or through arbitration in accordance with Section 11.

            (c) For the purposes of this Agreement, (i) the term "Proceeding" shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which Executive is made, or is threatened to be made, a party or a witness by reason of the fact that he is or was an officer or employee of the Company or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of the Company, whether or not the basis of such Proceeding arises out of or in connection with Executive's alleged action or omission in an official capacity, and (ii) the term "Claim" shall mean any claim, demand, investigation, discovery request, or request for testimony or information that arises out of or relates to Executive's service as an officer, employer, agent or representative of the Company or service at the Company's request as a director, officer, employee, agent, manager, consultant, advisor, or representative of any other entity.

            (d) The Company shall not settle any Proceeding or Claim in any manner which would impose on Executive any penalty or limitation without his prior written consent. Executive shall not settle any Proceeding or Claim in a manner that would impose any indemnification obligation on the Company pursuant to this Section 10 without the prior written consent of the Company. Neither the Company nor Executive shall unreasonably delay or withhold its or his consent under this subsection (d) to any proposed settlement.

            (e) The indemnification, and right to advancement of expenses, provided in this Section 10 shall continue as to Executive even if he has ceased to serve in any of the capacities referred to in Section 10(c) and shall inure to the benefit of Executive's heirs, executors and administrators.

            (f) The indemnification provided in this Section 10 shall not extend to any claims or disputes arising between the Company and Executive under, pursuant to, or with respect to, this Agreement or any agreement referred to in
Section 3 above. In the event of any such claim or dispute, such dispute shall be resolved in accordance with Section 11.

            (g) During the Employment Period and for six years thereafter, the Company shall keep in place, or cause to be kept in place, a liability insurance policy (or policies) providing coverage to Executive that is in no respect less favorable than the coverage provided to any other present or former officer, director, or trustee of the Company.

         11. ARBITRATION. The provisions of this Section 11 shall apply and control over any conflicting or inconsistent provisions elsewhere set forth in this Agreement. In the event of any controversy, dispute or claim arising out of or relating to this Agreement, the agreements referred to in Section 3, or Executive's employment by the Company or its affiliates, the parties hereto agree that all such matters shall be resolved pursuant to arbitration in accordance with the rules and procedures of the American Arbitration Association applicable to resolution of employment disputes, provided, however, the parties shall be allowed to have discovery as provided by the Federal Rules of Civil Procedure in connection with such arbitration. The Company will advance fees and expenses related to such arbitration to Executive; provided that if Executive does not substantially prevail he will refund such fees and expenses to the Company.

         12. SUCCESSORS; BENEFICIARIES.

            (a) This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive; PROVIDED, HOWEVER, that any of Executive's rights to compensation hereunder may be transferred by will or by the laws of descent and distribution or as provided in
Section 12 (d).

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) No rights of the Company under this Agreement may be assigned or transferred by the Company, other than to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company that promptly and expressly agrees to assume and perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined in the first sentence of this Agreement and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

            (d) Executive shall be entitled, to the extent permitted under any applicable law, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, references in his Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

         13. REPRESENTATIONS.

            (a) The Company represents and warrants that (i) it is fully authorized, by action of any person or body whose action is required, to enter into this Agreement and to perform its obligations under it; (ii) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company; and (iii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

            (b) Executive represents and warrants that, to the best of his knowledge and belief, (i) delivery and performance of this Agreement by him does not violate any applicable law, regulation, order, judgment or decree or any agreement to which Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be the valid and binding obligation of Executive, enforceable against him in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

         14. LIMITATION ON STOCK PURCHASES. Executive shall obtain the approval of the CEO and the Chairman of the Compensation Committee prior to any open market purchases of Company common stock in excess of 10,000 shares on any individual trading day.

         15. RELEASE. Executive releases the Company and its affiliates and their respective predecessors, and all current and former members, trustees, directors, officers and employees of any such entities, from any claims in respect of accelerated vesting of equity grants on account of any event or circumstances occurring or existing through and including the Effective Date.

         16. MISCELLANEOUS.

            (a) Except as provided in Section 10(a), this Agreement shall be governed by, and construed, performed and enforced in accordance with, the laws of the State of New York, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications under this Agreement shall be in writing and shall be given (i) by hand delivery or (ii) by registered or certified mail, return receipt requested, postage prepaid, addressed as follows or (iii) by nationally recognized overnight courier, addressed as follows:

                           If to Executive:

                           Spencer Haber
                           4 Sound View Terrace
                           Greenwich, Connecticut 06830
                           With copies to:

                           Hogan & Hartson, L.L.P.
                           8300 Greensboro Drive
                           Suite 1100
                           McLean, Virginia 22102
                           Attention: Stanley J. Brown, Esq.

                           If to the Company:

                           iStar Financial Inc.
                           1114 Avenue of the Americas
                           27th Floor
                           New York, New York 10036
                           Attention: Chief Executive Officer

                           With copies to:

                           Chairman, Compensation Committee
                           of the Board of Directors
                           c/o iStar Financial, Inc.
                           1114 Avenue of the Americas
                           27th Floor
                           New York, NY 10036
                           Attention:  Corporate Secretary

                           and

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, NY 10019-6064
                           Attention:  Michael J. Segal, Esq.


or to such other address or addresses as either party furnishes to the other in writing in accordance with this Section 16(b). Notices and communications shall be effective when actually received by the addressee.

            (c) If any provision of this Agreement, including but not limited to
Section 9, or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If the final judgment of a court of competent jurisdiction declares that any provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Agreement shall be enforceable as so modified.

            (d) The captions and headings in this Agreement are not part of the provisions hereof and shall have no force or effect.

            (e) Executive's or the Company's failure to insist upon strict compliance with any provisions of, or to assert, any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

            (f) No individual who is a direct or indirect officer, employer, owner, member, director or trustee of the Company shall have any personal liability under this Agreement.

            (g) Executive and the Company acknowledge that this Agreement represents the entire agreement, and supersedes any other agreement between them; including the Executive's prior employment agreement dated June 9, 1998, concerning the specific subject matter hereof. However, this subsection (g) specifically excludes all equity compensation previously granted to Executive.

            (h) The rights and benefits of Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law or as provided in Sections 12(a) or 12(d). Any attempt by Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same, except as required by law or as provided in Sections 12(a) or l2(d), shall be void. Payments hereunder shall not be considered assets of Executive in the event of insolvency or bankruptcy.

            (i) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute one and the same instrument.

         IN WITNESS WHEREOF, Executive has hereunto set his hand, and the Company has caused this Agreement to be executed in their name and on their behalf, all as of the day and year first above written.


                                              /s/ Spencer Haber
                                              ---------------------------------
                                              SPENCER HABER


                                              iSTAR FINANCIAL INC.


                                              By: /s/ Jay Sugarman
                                                  ------------------------------
                                                  Name:  Jay Sugarman
                                                  Title: Chief Executive Officer

                                                                    Exhibit A


                           RESTRICTED STOCK AGREEMENT

            THIS RESTRICTED STOCK AGREEMENT (the "Agreement"), is made effective as of the first day of April, 2001, between iStar Financial Inc., a Maryland corporation (the "Company"), and Spencer Haber (the "Executive").

            WHEREAS, pursuant to the Starwood Financial Trust 1996 Long-Term Incentive Plan (the "Plan"), the Company desires to grant to Executive the restricted share award provided for herein (the "Restricted Share Award") as compensation for performance of services to the Company, such grant to be subject to the terms set forth herein, the Plan and the employment agreement between the Company and Executive dated as of April 1, 2001 (the "Employment Agreement"); and

            WHEREAS, Executive has executed the Employment Agreement as a condition precedent to the grant to Executive of the Restricted Share Award hereunder.

            NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

            1. Grant of Restricted Share Award.

            Subject to the terms and conditions of this Agreement, the Plan and the Employment Agreement, Executive is hereby granted 500,000 shares of the Company's common stock ("Common Stock"), par value $.01 per share, subject to the vesting and forfeiture provisions and the other terms and conditions contained in this Agreement. To the extent that there should be any inconsistency between the Plan, the Employment Agreement and this Agreement, the Employment Agreement and this Agreement shall govern.

            2. DEFINED TERMS.

            Except as otherwise specifically provided, capitalized terms shall have the meanings attributed thereto in the Plan and the Employment Agreement. Whenever a capitalized term's definition under the Plan differs from such term's definition under the Employment Agreement, the Employment Agreement's definition shall control. Additionally, the following terms shall have the meanings set forth below:

                  (a) "BASE PRICE" shall mean $20.06 per share.

                  (b) "BENEFICIARY" shall mean Executive's designated beneficiary or beneficiaries pursuant to a written notice to the Administrator or, if there is no such beneficiary, Executive's estate or legal representative.

                  (c) "CHANGE OF CONTROL PRICE" of a security shall mean, if such security is publicly traded on a national securities exchange or national market system in the United States immediately prior to the occurrence of a Change of Control, then the closing price for such security, at the end of regular trading on the national security exchange or national market system on which such security is principally traded in the United States, on the most recent day prior to the Change in Control on which regular trading of such security shall have occurred, and otherwise shall mean Fair Market Value of such security as of the occurrence of a Change of Control

                  (d) "CONTINGENTLY VESTED RESTRICTED SHARES" shall mean Restricted Shares that have become contingently vested in accordance with
Section 3, but which remain subject to a risk of forfeiture prior to becoming Fully Vested Restricted Shares.

                  (e) "DETERMINATION DATE" shall mean the earliest to occur of
(i) the date described in the first sentence of Section 3(c), (ii) the last day of the Voluntary Determination Period, (iii) the first date on or following September 30, 2002 on which Executive is no longer employed by the Company, (iv) the first date following the date hereof on which a Change of Control occurs and
(v) March 31, 2004; provided that if Executive elects the one-time extension of the Employment Period as described under Section 1 of the Employment Agreement, then the Determination Date shall occur on March 31, 2005, unless Executive should voluntarily terminate his employment without Good Reason, or is terminated by the Company for Cause, after March 31, 2004 and before March 31, 2005, in which case the Determination Date shall be March 31, 2004.

                  (f) "DETERMINATION PERIOD" shall mean, unless otherwise specifically stated, the 60 consecutive calendar days ending on the Determination Date.

                  (g) "DETERMINATION PRICE" shall mean the average closing sale price for Common Stock, on the primary exchange on which Common Stock is traded, for the trading days occurring during the Determination Period. Period.

                  (h) "FAIR MARKET VALUE" shall mean (x) when used with respect to a security as of a specified date, the fair market value of such security on such date, assuming a market consisting of willing and amply-funded strategic buyers for all outstanding securities of the issuer and determined without discount for lack of liquidity, lack of control, minority status, contractual restrictions, or similar factors and (y) when used with respect to any other property, fair market value as of such date assuming a market consisting of willing and amply-funded buyers and without discount for lack of liquidity, contractual restrictions or similar factors.

                  (i) "FULLY VESTED RESTRICTED SHARES" shall mean Restricted Shares which are no longer subject to a risk of forfeiture, and no longer subject to the terms, conditions and restrictions of this Agreement.

                  (j) "RESTRICTED SHARES" shall mean the 500,000 shares of Common Stock granted to Executive under this Agreement.

                  (k) "TRR CALCULATION" shall mean, as of the Determination Date, the quotient of (i) the sum of (A) the total amount of dividends per share of

Common Stock declared and paid from January 1, 2001 through the Determination Date and (B) the net gain or loss per share on the Common Stock between the Base Price and the relevant Determination Price divided by (ii) the Base Price.

For the purpose of determining the amount of dividends per share of Common Stock, all dividends on a share of Common Stock shall be assumed to be invested in additional shares of Common Stock ("Deemed Purchase Shares") at the per-share closing price one trading day prior to the dividend payment date. Such Deemed Purchase Shares shall be deemed to generate additional dividends, at the same time and at the same rate as dividends are paid on actual shares of Common Stock (and such deemed dividends shall be deemed invested in additional Deemed Purchase Shares). All such dividends, actual and deemed, paid through the Determination Date are included in the TRR Calculation.

                  (l) "VOLUNTARY DETERMINATION NOTICE" means a thirty (30) day advance written notice of the termination of Executive's employment without Good Reason (other than as described in the second paragraph of Section 3(d)) given by Executive to the Board, after September 30, 2002 and prior to both the Determination Date and April 1, 2004.

                  (m) "VOLUNTARY DETERMINATION PERIOD" means the 60 consecutive calendar day period ending on the date the Company receives the Voluntary Determination Notice from Executive.

            3. VESTING.

                  (a) TRR CALCULATION. In determining the number of Restricted Shares which become Contingently Vested Restricted Shares or Fully Vested Restricted Shares pursuant to certain following provisions of this Agreement (which are identified by their reference to this Section 3(a)), the following schedule shall apply:

            ---------------------------------------------------------
            TRR Calculation on  Number of Restricted Shares that
            the Determination   become Contingently Vested
            Date                Restricted Shares or Fully Vested
                                Restricted Shares, as Applicable

            ---------------------------------------------------------
            0%-29.99%           0-150,000 Restricted Shares using
                                straight line interpolation
            ---------------------------------------------------------
            30%-60%             250,000-500,000 Restricted Shares
                                using straight line interpolation
            ---------------------------------------------------------

                  (b) ORGANIZATION OF SECTION 3 - GENERALLY. Sections 3(c) through 3(k) describe the vesting and forfeiture of Restricted Shares which occurs upon the Determination Date. Sections 3(l) through 3(o) describe the vesting and forfeiture which occurs upon events other than the Determination Date.

                  (c) DETERMINATION DATE - MAXIMUM VESTING PRE-OCTOBER 1, 2002. In the event that the TRR Calculation for any 60 consecutive calendar day period completed during the period from June 1, 2001 through September 30, 2002 (and the applicable 60-day period shall be the Determination Period, and the last day thereof the Determination Date described in clause (i) under the definition of "Determination Date") equals or exceeds 60%, all Restricted Shares shall become Contingently Vested Restricted Shares on the last day of such period. Such Contingently Vested Restricted Shares shall become Fully Vested Restricted Shares on the later of (i) September 30, 2002 or (ii) 180 days following the first Change of Control completed prior to October 1, 2002 (the "Section 3(c) Full Vesting Date"); provided that (A) if Executive voluntarily resigns his employment without Good Reason prior to the Section 3(c) Full Vesting Date, then such Contingently Vested Shares shall be forfeited on the date of such termination, and (B) if Executive's employment is terminated prior to the
Section 3(c) Full Vesting Date for any other reason, then such Contingently Vested Shares shall become Fully Vested Restricted Shares on the date of such termination.

                  (d) DETERMINATION DATE - VOLUNTARY DETERMINATION PERIOD. If the Determination Date occurs on the last day of the Voluntary Determination Period (i.e., the Determination Date described in clause (ii) of the definition of "Determination Date"), then that number of Restricted Shares determined by the table in Section 3(a) shall become Fully Vested Restricted Shares on such Determination Date, and the remaining Restricted Shares shall be forfeited. In the event Executive issues a Voluntary Determination Notice and then his employment does not subsequently terminate without Good Reason due to the mutual agreement of Executive and the Board, the number of Fully Vested Restricted Shares shall be determined in accordance with this Section 3(d) based on the end of the Voluntary Determination Period, and not on any other provision of this
Section 3 or this Agreement.

                  (e) DETERMINATION DATE - DEATH OR DISABILITY. If the Determination Date described in clause (iii) of the definition of "Determination Date" occurs on account of Executive's death or termination by the Company on account of Disability, then that number of Restricted Shares determined by the table in Section 3(a) shall become Fully Vested Restricted Shares on such Determination Date, and the remaining Restricted Shares shall be forfeited; provided that if the value of such Fully Vested Restricted Shares as of the date of termination is less than $1,200,000, Executive or his Beneficiary (as applicable) shall forfeit all Restricted Shares and in lieu thereof receive from the Company a cash payment of $1,200,000 within 10 business days following such termination.

                  (f) DETERMINATION DATE - RESIGNATION WITH GOOD REASON. If the Determination Date described in clause (iii) of the definition of "Determination Date" occurs on account of Executive's resignation with Good Reason, then all Restricted Shares shall become Fully Vested Restricted Shares on such Determination Date (and the table in Section 3(a) shall not apply).

                  (g) DETERMINATION DATE - RESIGNATION WITHOUT GOOD REASON. This is the situation described in Section 3(d), and the effects of such a resignation are described therein.

                  (h) DETERMINATION DATE - TERMINATION FOR CAUSE. If the Determination Date described in clause (iii) of the definition of "Determination Date" occurs on account of the Company's termination of Executive's employment for Cause, then fifty percent (50%) of that number of Restricted Shares determined by the table in Section 3(a) shall become Fully Vested Restricted Shares on such Determination Date, and the remaining Restricted Shares shall be forfeited.

                  (i) DETERMINATION DATE - TERMINATION WITHOUT CAUSE. If the Determination Date described in clause (iii) of the definition of "Determination Date" occurs on account of the Company's termination of Executive's employment without Cause, then that number of Restricted Shares shall become Fully Vested Restricted Shares equal to the greater of (i) the number determined by the table in Section 3(a) on such Determination Date, or (ii) the following number of Restricted Shares:

                        (1)   250,000 if such termination occurs during 2002;

                        (2)   335,000 if such termination occurs during 2003;
                  and

                        (3) 500,000 if such termination occurs subsequent to 2003,

and the remaining Restricted Shares shall be forfeited. Notwithstanding the foregoing, if a Change of Control is consummated within 90 days following the termination of Executive's employment by the Company without Cause pursuant to this Section 3(i), or a transaction which, if consummated, would constitute a Change of Control is publicly announced within 90 days following the termination of Executive's employment by the Company without Cause pursuant to this Section 3(i) and such Change of Control is subsequently consummated, then an additional number of Restricted Shares shall be reissued to Executive as Fully Vested Restricted Shares as of the time of such Change of Control equal to the excess, if any, of (A) that number of Restricted Shares determined by Section 3(j) as if the Change of Control were the Determination Date, over (B) that number of Restricted Shares which became Fully Vested Restricted Shares in accordance with the first sentence of this Section 3(i).

                  (j) DETERMINATION DATE - CHANGE OF CONTROL. If the Determination Date described in clause (iv) of the definition of "Determination Date" occurs on account of the occurrence of a Change of Control, then that number of Restricted Shares shall become Contingently Vested Restricted Shares equal to the greatest of (i) if the Change of Control Price is in excess of the book value per share of Common Stock based on the most recent audited financial statements dated on or prior to the Change of Control, (A) 250,000 Restricted Shares if the Change of Control is consummated on or prior to December 15, 2001 or (B) all of the Restricted Shares if the Change of Control is consummated after December 15, 2001, (ii) if the Change of Control Price is less than or equal to the book value per share of Common Stock based on the most recent audited financial statements dated on or prior to the Change of Control, then the following number of Restricted Shares:

                        (1) 167,000 if the Change of Control occurs during 2001;

                        (2) 250,000 if the Change of Control occurs during 2002;

                        (3) 335,000 if the Change of Control occurs during 2003;
                  or

                        (4) 500,000 if the Change of Control occurs subsequent
                  to 2003,

and (iii) the number determined by the table in Section 3(a) (as if the Change of Control Price were the Determination Price). Such Contingently Vested Restricted Shares shall become Fully Vested Restricted Shares on the earlier of (A) 180 days thereafter, or (B) upon the termination of Executive's employment, unless Executive voluntarily resigns his employment without Good Reason during the 180-day period following such Change of Control, in which case the shares are forfeited.

                  (k) DETERMINATION DATE - CONTINUED EMPLOYMENT. If the Determination Date described in clause (v) of the definition of "Determination Date" occurs on account of Executive's continued employment with the Company through March 31, 2004 or March 31, 2005 (as applicable), then that number of Restricted Shares determined by the table in Section 3(a) shall become Fully Vested Restricted Shares on such Determination Date (taking into account the proviso to clause (v) of the definition of "Determination Date"), and the remaining Restricted Shares shall be forfeited.

                  (l) NO DETERMINATION DATE - DEATH OR DISABILITY PRIOR TO OCTOBER 1, 2002. If prior to any Determination Date and prior to October 1, 2002, Executive dies or is terminated by the Company on account of Disability,
Section 3(e) shall apply as is the date of such termination were a Determination Date.

                  (m) NO DETERMINATION DATE - RESIGNATION WITHOUT GOOD REASON OR TERMINATION FOR CAUSE PRIOR TO OCTOBER 1, 2002. If, prior to any Determination Date and prior to October 1, 2002, Executive resigns without Good Reason or is terminated by the Company for Cause, than all Restricted Shares shall be forfeited at the time of such termination.

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                                                                               7


                  (n) NO DETERMINATION DATE - TERMINATION WITHOUT CAUSE PRIOR TO OCTOBER 1, 2002. If, prior to any Determination Date and prior to October 1, 2002, the Company terminates Executive's employment without Cause, then that number of Restricted Shares shall become Fully Vested Restricted Shares equal to the greater of (i) the number determined by the table in Section 3(a) as if the date of such termination were the Determination Date, or (ii) the following number of Restricted Shares:

                        (1) 167,000 if such termination occurs during 2001; and

                        (2) 250,000 if such termination occurs during 2002.

and the remaining Restricted Shares shall be forfeited. Notwithstanding the foregoing, if a Change of Control is consummated within 90 days following the termination of Executive's employment by the Company without Cause pursuant to this Section 3(n), or a transaction which, if consummated, would constitute a Change of Control is publicly announced within 90 days following the termination of Executive's employment by the Company without Cause pursuant to this Section 3(n) and such Change of Control is subsequently consummated, then an additional number of Restricted Shares shall be reissued to Executive as Fully Vested Restricted Shares as of the time of such Change of Control equal to the excess, if any, of (A) that number of Restricted Shares determined by Section 3(j) as if the Change of Control were the Determination Date, over (B) that number of Restricted Shares which became Fully Vested Restricted Shares in accordance with the first sentence of this Section 3(n).

                  (o) NO DETERMINATION DATE - RESIGNATION WITH GOOD REASON PRIOR TO OCTOBER 1, 2002. If, prior to any Determination Date and prior to October 1, 2002, Executive resigns with Good Reason, then all Restricted Shares shall become Fully Vested Restricted Shares on the date of such resignation.

            4. DIVIDENDS.

            Executive shall retain all dividends paid by the Company on and after April 1, 2001 until the Determination Date in respect of the Restricted Shares. If there are any Contingently Vested Restricted Shares subsequent to the Determination Date, Executive shall retain all dividends paid in respect of such Contingently Vested Restricted Shares (but not dividends paid on Restricted Shares which have not become Contingently Vested Restricted Shares) until such Contingently Vested Restricted Shares are either forfeited or become Fully Vested Restricted Shares. Executive shall not be required to return any dividends paid on Restricted Shares (including Contingently Vested Restricted Shares) subsequently forfeited in accordance with this Agreement. For purposes of clarification, (i) on and after the time that any Restricted Shares become Fully Vested Restricted Shares, Executive shall be entitled to retain dividends paid thereon to the same extent as other holders of Common Stock (by virtue of this Agreement ceasing to apply to Fully Vested Restricted Shares), and (ii) no dividends shall be paid on any forfeited Restricted Shares.

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                                                                               8


            5. NO PUBLIC MARKET AFTER A CHANGE OF CONTROL. If, following a Change of Control, no Public Market exists for the Common Stock or any securities into which the Common Stock may have been converted or exchanged for in connection with the Change of Control, Executive shall receive (a) on each of the 90th and 180th days following the Change of Control, the cash equivalent of the dividend payments that would have been received by Executive on any Contingently Vested Restricted Shares and Fully Vested Restricted Shares (or such securities into which they may have been converted or for which they may have been exchanged) held by Executive on such days, based on the Company's most recent quarterly dividend rate prior to the Change of Control, reduced by any cash dividends or distributions actually paid on such shares or securities and any base salary and bonus paid to Executive in respect of the period following the Change of Control; and (b) on the 180th day following the Change of Control, the Company shall repurchase, for cash, all Contingently Vested Restricted Shares and Fully Vested Restricted Shares then held by Executive (or such securities into which they may have been converted or for which they may have been exchanged) for an amount equal to the Change of Control Price for those Contingently Vested Restricted Shares and Fully Vested Restricted Shares held by Executive at the time of the Change of Control (including for this purpose any Restricted Shares which become those Contingently Vested Restricted Shares and Fully Vested Restricted Shares by virtue of the Change of Control).

            A "Public Market" will be deemed to exist if (a) on each of the 90th and 180th days following a Change of Control the Common Stock, or any securities into which the Common Stock may have been converted or exchanged, is listed on any recognized national or international securities exchange or the National Market System of the Nasdaq Stock Market, and (b) for the twenty trading days prior to each of the 90th and 180th days following a Change of Control, the average daily trading volume is at least 50,000 shares of Common Stock or the equivalent number of securities into which the Common Stock may have been converted or exchanged.

            6. CERTIFICATES/BOOK ENTRY. The grant of Restricted Shares under this Agreement shall be reflected through electronic book entry. Within 20 business days following the date on which any of the Restricted Shares become Fully Vested Restricted Shares, the Executive may elect, upon one day's written notice to the Company, to receive one or more certificates evidencing the Restricted Shares issued in accordance with the terms of the Plan which have become Fully Vested Restricted Shares. In the event Executive elects to receive certificate(s), the Company shall issue one or more certificates to Executive without any restrictive legends within 5 business days representing such Fully Vested Restricted Shares. In the event Executive does not elect to receive certificates or elects to leave the Fully Vested Restricted Shares in electronic book entry form, Fully Vested Restricted Shares will continue to be reflected through electronic book entry; provided that the Company shall have any annotations relating to any prior restrictions thereon removed within 2 business days following the date on which the Restricted Shares become Fully Vested Restricted Shares.

            7. TRANSFERABILITY.

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                                                                               9


            Neither Executive nor his affiliates shall assign, alienate, pledge, attach, sell or otherwise transfer or encumber any Restricted Share prior to it becoming a Fully Vested Restricted Share.

            8. WITHHOLDING.

            Executive agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state or local income tax, withholding requirements or like requirements. Notwithstanding any other provision of this Agreement, the Company shall be entitled to withhold all federal, state, local and foreign taxes that are required to be withheld by applicable law or regulation from amounts payable or Common Stock deliverable under this Agreement.

            9. ADJUSTMENTS FOR STOCK SPLITS, STOCK DIVIDENDS, ETC.

                  (a) In the event of any recapitalization, reorganization, merger, consolidation, combination, exchange of shares, stock split, spin-off, split-up, or other similar event, or any distribution in respect of Common Stock other than a regular cash dividend, the Restricted Share vesting schedule will be adjusted, to the extent appropriate, so as to avoid dilution, or enlargement, of the economic opportunity and value represented by the Restricted Shares.

                  (b) If from time to time during the term of this Agreement there is any stock split-up, stock dividend, stock distribution or other reclassification of the Common Stock, any and all new, substituted or additional securities to which Executive is entitled by reason of his ownership of the Restricted Shares shall be immediately subject to the terms of this Agreement.

                  (c) If the Common Stock is converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation, securities of another corporation, or other property (including cash), pursuant to any merger of the Company or acquisition of its assets, then the rights of the Company under this Agreement shall inure to the benefit of the Company's successor and this Agreement shall apply to the securities or other property received upon such conversion, exchange or distribution in the same manner and to the same extent as the Restricted Shares.

            10. MISCELLANEOUS.

                  (a) This Agreement shall be governed by, and construed, performed and enforced in accordance with, the laws of the State of New York, without reference to principles of conflicts of law. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) All notices and other communications under this Agreement shall be given in the same manner and to the same parties as required by the Employment Agreement.

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                                                                              10


                  (c) Executive may make an election pursuant to Section 83(b) of the Code in respect of the Restricted Shares and, if he does so, he shall timely notify the Company of such election and send the Company a copy thereof. Executive shall be solely responsible for properly and timely completing and filing any such election.

                  (d) All Restricted Shares shall be registered on a Form S-8 or otherwise and tradable by Executive and are not subject to any restrictions or limitations other than those imposed by this Agreement and applicable securities law. Certificates for Restricted Shares shall not bear any restrictive legends after all risks of forfeiture have lapsed.

                  (e) If any provision of this Agreement, or the application of any such provision to any party or circumstances, shall be determined by any appropriate tribunal or court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If the final judgment of an appropriate tribunal or a court of competent jurisdiction declares that any provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Agreement shall be enforceable as so modified.

                  (f) Any dispute under this Agreement shall be governed in accordance with the provisions of Section 11 of the employment agreement between the Company and the Executive dated as of the date hereof.

                  (g) The captions and headings in this Agreement are not part of the provisions hereof and shall have no force or effect.

                  (h) The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of Executive and the beneficiaries, executors, administrators, heirs and successors of Executive.

                  (i) Executive and the Company acknowledge that subject matters hereof, except to the extent necessary to protect existing rights, supersede any other agreement between them concerning the specific subject matters hereof.

                  (j) This Agreement may be executed in counterparts, each of which shall be deemed an original, and said counterparts shall constitute one and the same instrument.

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                                                                              11


            IN WITNESS WHEREOF, Executive has hereunto set his hand, and the Company has caused this Agreement to be executed in their name and on their behalf, all as of the day and year first above written.

                                    iSTAR FINANCIAL INC.

                                    By:__________________________
                                        Name:  Jay Sugarman


                                    -----------------------------
                                             Spencer Haber